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                                                                    Exhibit 10.5
June 29, 2000


Thomas K. Manion
7212 Sandy Creek Road
Wausau, WI   54401

Dear Tom:

We are pleased to offer you employment as Senior Vice President and Controller effective Thursday, July 6, 2000, with an initial monthly salary of $14,167.00. Your initial responsibilities will include managing the Controllers, Internal Audit, Tax, Special Investigations, and Purchasing and Business Process Redesign
(BPR) departments.

You will be eligible to participate in the officers' bonus program which consists of three elements:

1.       An annual bonus based on meeting specific corporate and divisional
         ---------------
         measures. Your position provides for a target bonus opportunity of 30% of your annual salary but could increase or decrease based on the corporate and divisional results (0 to 2 times target percentage). You are guaranteed a pro-rata portion of this year's target bonus which is payable in 2001.

2.       Long term incentive bonus opportunity based on specific corporate
         -------------------------
         measures over a rolling four (4) year period of time. Your position provides for a target bonus payment opportunity of 25% of your annual salary but could increase or decrease based on corporate results (0 to 2 times target percentage). You are guaranteed a pro-rata portion of this year's target bonus which is payable in 2001.

         As part of the long term incentive, there are stock ownership guideline requirements which must be met. The long term plan is a vehicle to help you achieve the targeted percent. I have attached a brief summary of the guidelines for your review.

3.       Annual Stock Option grants based on corporate, divisional and
         -------------------
         individual performance results.

In addition, under the HMEC Incentive Stock Plan (the Plan), 20,000 options of HMEC stock will be granted to you on August 1, 2000. These options vest in four equal portions; the first 5,000 shares on August 1, 2000 and the remaining three
(3) pieces vest on the first, second and third year anniversaries of the grant date. The option price, for all shares, will be equal to the fair market value as of August 1, 2000.

A change of control severance agreement is also included with our offer. I have attached a sample agreement for your review.

As we discussed, full relocation benefits will be provided (attached) as well as the complete Employee Benefit Program.
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Thomas K.  Manion
Page 2
June 29, 2000


In order to substantiate your identity and employment eligibility in accordance with federal law, I would like for you to bring documentation with you on your first day. Samples of acceptable identification and authorization are enclosed. As this is a federal law, failure to comply with this regulation would be cause for us to reconsider our offer of employment.

On July 6, please stop by the Employment Office on the first floor at 8:00 a.m. and we will coordinate your employment orientation.

We are excited about you joining Horace Mann and truly look forward to working with you.

Sincerely,




Jann M.  Braun
Assistant Vice President,
Employee Relations

Enclosures

cc:  (w/o attachments)
         Paul Kardos
         Louis Lower
         Peter Heckman
         Valerie Chrisman
         Paul Hanson








To confirm your acceptance of this offer, please sign this letter and return it to me. The enclosed copy is for your records.

           _________________________          ______________________
                  (Signature)                                (Date)